EXHIBIT 10.11

PENSION AGREEMENT
drawn up between Autoliv AB (the Company) and "the Employee", "civic number" [year/month/date/number], in respect of health insurance benefits for portions of salaried income above 20 times the income base amount, and old age pension benefits and survivorship benefits for portions of salaried income above 30 times the income base amount.

1. ITP-pension
(ITP - The national Swedish supplementary pension for salaried employees in industry and commerce.) The Employee is covered under the national Swedish ITP-plan, with 65 as regular age of retirement. Over and above the provisions of the ITP-plan, the Employee shall be ensured of receiving supplementary pension benefits as detailed below.

2. Pension bearing salary
For purposes of this Agreement, the pension bearing salary is understood to fall into the definition set forth in the Company policy.

3. Supplementary lifelong old age pension
Commencing from the regular age of retirement, the Employee shall be ensured of receiving the following portions of the pension bearing salary as supplementary old age retirement benefits.

>30 times the income base amount - 75 times the income base amount: 32.5 percent

Payments of pensions benefits will be adjusted upwards as per 1 January each year, in line with changes in the consumer price index, calculated from September two years before the payment year up to September of the year immediately prior to the payment year.

Old age retirement benefits will be paid monthly in arrears.

4. Supplementary disability pension
The Employee shall be ensured of receiving the following portions of the pension bearing salary as supplementary disability pension.

In the case of sickness benefits:
20-50 times the income base amount: 32.5 percent

In the case of temporary disability pension or sickness allowance:
20-50 times the income base amount: 32.5 percent

If disablement is not 100% and is only partial, the disability pension benefits will be paid in proportion to the degree of disability.

Payments of pension benefits will be adjusted upwards as per 1 January each year, in line with changes in the consumer price index, calculated from September two years before the payment year up to September of the year immediately prior to the payment year.

Disability pension benefits will be paid monthly in arrears.

5. Supplementary survivorship benefits
The Employee's surviving dependants shall have the right to receive survivorship benefits as follows.

Survivorship benefits will be paid, in the first place to spouse/partner, and in the second place to children under the age of 20 who have right of inheritance. The spouse/partner has the right to abstain from all, or part, of his/her rights in favour of children, irrespective of their ages. The following portions of the pension bearing salary will be paid as survivorship benefits.

>30 times the income base amount - 75 times the income base amount: 16.25 percent

Payments of pension benefits will be adjusted upwards as per l January each year, in line with changes in the consumer price index, calculated from September two years before the payment year up to September of the year immediately prior to the payment year.

Survivorship benefits will be paid monthly in arrears.

6. Conversion into a paid-up policy
In the event that the Employee, at his/her own request or at the request of the Company, terminates his/her services with the Company before attaining the regular age of retirement, he/she shall have right to conversion into a paid-up policy in respect of accrued pension benefits as defined under Items 3 and 5. Pension benefits accrue on a linear basis as from, and including, 1 January 2003.

The accrued paid-up policy will be adjusted upwards annually in line with changes in the consumer price index, calculated from September two years before the current year up to September of the year immediately prior to the current year.

7. Measures to safeguard pension undertakings
The pension benefits as defined under Items 3, 4 and 5 are paid in the form of direct pension benefits. For purposes of safeguarding the pension undertakings, the Company undertakes to purchase endowment policies, which shall be owned by the Company, through Skandia Life Insurance Company Ltd, Policy No: S__________, and through SPP Life Insurance Company Ltd, Policy No: ____________, corresponding to the pension undertakings, and in respect of which the Company undertakes to pay the premiums for as long as employment with the Company remains in force. The policies are pledged to the Employee and his/her dependants. The Company shall have a duty to inform Skandia Life Insurance Company Ltd and SPP Life Insurance Company Ltd regarding such pledges.

8. Coordination
Pension benefits in accordance with the provisions of this Agreement shall, where applicable, be coordinated with corresponding pension benefits, including any index adjustments that have accrued from the present, or a former employer. The Employee shall have a duty to inform the Company of any such undertakings (paid-up policies) that have accrued from earlier employers.

9. Changes in legislation or the national Swedish ITP-plan
In the event that changes in legislation or the national Swedish ITP-plan entail considerably altered conditions in regard to pension benefits as defined under the terms of this Agreement, the Company shall have the right/obligation to adjust the terms of this Agreement to conform to the altered conditions.

10. Other
In the event that the Employee is totally, or partially, disabled and receives sickness benefits, temporary disability pension, or sickness allowance as prescribed by law, the Employee shall nevertheless earn the benefits, in full, as defined under the terms of this Agreement.

Employer's contribution tax, and similar taxes or fees, which may be charged to the Company in connection with payment of the pension benefits, shall be paid by the Company.

Any provisions that are not specifically regulated under the terms of this Agreement, shall be regulated in accordance with Skandia Life Insurance Company Ltd's and SPP Life Insurance Company Ltd's insurance terms and conditions, in their pertinent parts.

11. Disputes
Disputes in regard to validity, interpretation or applicability of this Pension Agreement, shall be settled by a court of arbitration in accordance with the Swedish Arbitration Act. The Company shall bear all costs for the court of arbitration proceedings, irrespective of whether the Employee or the Company has called for such proceedings.

Stockholm, __________________ [date]

Autoliv AB

____________________   ___________________
The Employee